CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement of Orko Silver Corporation (formerly Orko Gold Corporation) on Form 20-F of our report dated December 22, 2005 on our audit of the financial statements for the years ended October 31, 2005, 2004 and 2003 which report is included in the Form 20-F.

/s/ “Manning Elliott LLP”

Chartered Accountants

Vancouver, British Columbia

December 8, 2006